Exhibit 10.10


       1997 UNION CARBIDE VARIABLE COMPENSATION PLAN


                        TABLE OF CONTENTS



Section                     Title                         Page
   1          Purpose                                      1
   2          Definitions                                  1
   3          Administration                               3
   4          Participation Data                           4
   5          Variable Compensation Payments               4
   6          Payment of Variable Compensation Payments    7

   7          Termination of Employment                    7

   8          Change of Position During a Plan Year        7
   9          Beneficiary Designation                      8
  10          General Provisions                          10
  11          Amendment, Suspension, or Termination       10
  12          Effective Date and Duration of Plan         11

            1997 UNION CARBIDE VARIABLE COMPENSATION PLAN

Section 1:  Purpose
     The purpose of the Plan is to (a) provide incentives and rewards to certain employees who are Eligible Officers of the Corporation or who are in a managerial, administrative, professional or policy-making capacity for the Corporation; (b) assist the Corporation in attracting, retaining, and motivating employees of high caliber and experience; and (c) make the Corporation's compensation program competitive with those of other major employers.

Section 2:  Definitions
     2.1 "Beneficiary" shall mean a Participant's deemed beneficiary pursuant to Section 9 hereof.
     2.2     "Board" shall mean the Board of Directors of Union
Carbide Corporation.
     2.3 "Chief Executive Officer" or "CEO" shall mean the chief executive officer of Union Carbide Corporation.
     2.4 "Committee" shall mean the Compensation and Management Development Committee of the Board.
     2.5 "Corporation" shall mean Union Carbide Corporation and such of its subsidiary companies as shall be designated by the Board to participate in the Plan.
     2.6 "Department" shall mean the Corporate Human Resources Department of Union Carbide Corporation.
     2.7 "Disability" or "Disabled" shall mean a Participant's inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of six (6) months or longer.
     2.8 "Eligible Officer" shall mean an officer of Union Carbide Corporation who is elected, and each of the Vice Presidents of the Corporation who are appointed by the Board.
     2.9 "Eligible Position" shall mean (i) a position as an Eligible Officer or (ii) another position in the Corporation in which an employee acts in a managerial, administrative, professional or policy-making capacity and which the Committee designates as an Eligible Position pursuant to Section 4.2.
     2.10 "Organizational Unit" shall mean each division or component of Union Carbide Corporation or any of its subsidiary companies as shall be designated by the Board to participate in the Plan.
     2.11 "Participant" shall mean an employee of the Corporation who occupies an Eligible Position, except that an Eligible Officer who is a director of the Corporation and a member of the Committee shall not be eligible to participate in the Plan.
     2.12     "Plan" shall mean this 1997 Union Carbide Variable
Compensation Plan.
     2.13 "Plan Year" shall mean the calendar year, or part thereof in the event the Plan is in effect only for part of a calendar year.
     2.14 "Savings Program" shall mean The Savings and Investment Program for Employees of Union Carbide Corporation and Participating Subsidiary Companies.
     2.15 "Variable Compensation Payment" shall mean the amount of the annual payment under the Plan determined in accordance with procedures authorized by the Committee to be payable to a Participant for a Plan Year.


Section 3:  Administration
     3.1 The Plan shall be administered by the Committee, who shall have full power and authority to construe and interpret the Plan, establish and amend administrative regulations to further the purpose of the Plan, select or authorize the selection criteria of Participants, authorize Variable Compensation Payments, and take any other action necessary to administer the Plan. The Committee's decisions, actions, and interpretations regarding the Plan shall be final and binding upon all Participants and Beneficiaries.
     3.2 The Department shall: (i) formulate and recommend to the Committee such changes in the Plan as may facilitate the administration of the Plan; (ii) maintain records of Variable Compensation Payments; (iii) prepare communications to Participants; (iv) prepare reports and data required by the Corporation and government agencies; (v) obtain necessary consents and approvals by government agencies; (vi) obtain any data requested by the Committee; and (vii) take such other actions requested by the Committee as are necessary for effective implementation of the Plan.

Section 4:  Participation Data
     4.1 On or before March 1 of a Plan Year the Department shall prepare and submit to the Committee (i) "List A", which shall set forth the name, job title, and grade level of each Eligible Officer and each person occupying any other position designated by the Committee; (ii) a summary of the Variable Compensation Payments for other Eligible Positions; and (iii) such other information as the Committee shall request.
     4.2 All Eligible Positions included in the material prepared pursuant to Section 4.1(ii) must be approved, and the grade level agreed to, by the corporate officer having responsibility for that Organizational Unit in consultation with the Department. If the recommendation is not supported by the Department and by the corporate officer then the matter will be resolved by the CEO. With the appropriate approval of the Committee, Eligible Positions may be added throughout the calendar year.
     4.3 If after March 1 of a Plan Year, a position is made an Eligible Position, an employee occupying such a position shall immediately become a Participant and the Department shall prepare and submit to the Committee upon request any required information.

Section 5:  Variable Compensation Payments
     5.1 The Committee shall determine for each Plan Year the amount of the Variable Compensation Payment for each Participant included in List A. The Committee shall make this determination with reasonable promptness following the end of a Plan Year. In determining the amount of the Variable Compensation Payment granted to each "List A" Participant, there shall be considered the extent to which a Participant and such Participant's Organizational Unit achieves, during a Plan Year, specific internal and external measures of performance established from time to time during the Plan Year for the Participant and the Participant's Organizational Unit. Other factors to be considered in determining the amount of the Variable Compensation Payments granted to Participants are set forth in Sections 5.2,
5.3 and 5.4 below.
     5.2 The Committee may consider the following factors in determining the amount of the Variable Compensation Payment granted to the Participant who occupies the position of CEO: (i) the Committee's evaluation of the Corporation's overall financial performance during the Plan Year; (ii) the Corporation's and the CEO's achievement of such specific critical internal and external measures of performance as were established for the Corporation or the CEO, as the case may be, prior to the end of the Plan Year, and (iii) the compensation levels of Chief Executive Officers, or their equivalent, in companies with whom the Corporation compares itself for compensation purposes.
     5.3 The Committee, in consultation with the CEO, may consider the following factors in determining the amount of the Variable Compensation Payments granted to Participants, other than the CEO, who are Eligible Officers: (i) the Committee's evaluation of the overall performance of the Corporation and the Eligible Officer during the Plan Year; (ii) the achievement by the Eligible Officers or Organizational Units for which the respective Eligible Officers are responsible of such specific critical measures of performance as were established for such Eligible Officers or Organizational Units, as the case may be, before the end of the Plan Year, and (iii) the compensation levels of officers with comparable responsibility in companies with whom the Corporation compares itself for compensation purposes.
     5.4 The Variable Compensation Payments for Participants other than Eligible Officers shall be determined as follows: (i) the CEO shall determine the aggregate amount to be awarded to each Organizational Unit. That determination shall be based upon an evaluation of the performance of the Corporation and those Organizational Units during the Plan Year against such specific critical measures of performance as were established for such Organizational Units before the end of the Plan Year; (ii) the Department shall advise the Organizational Units of the total Variable Compensation Payments available; (iii) the individual Variable Compensation Payments within each Organizational Unit (other than for Eligible Officers) shall be determined by Organizational Unit management for the approved Participants based on the Participant's performance and salary grade level. Organizational Unit Variable Compensation Payment totals must be within the amounts provided the Organizational Unit by the Department.
     5.5 Variable Compensation Payments shall be payable, at the discretion of the Committee, in cash, in Union Carbide common stock, Union Carbide restricted stock or a combination thereof. The value of the stock used to satisfy a Variable Compensation Payment shall be the average of the high and low prices of Union Carbide common stock as reported on the New York Stock Exchange - Composite Transactions on the date which is five business days before the Variable Compensation Payment is made or on the next preceding day such stock was traded on a stock exchange included in the New York Stock Exchange - Composite Transactions, if it was not traded on any such exchange on the date the Variable Compensation Payment is made.

Section 6:  Payment of Variable Compensation Payments
     6.1 The Committee shall normally authorize Variable Compensation Payments for a Plan Year to be made on or about March 31 following the end of such Plan Year.
     6.2 The Committee reserves the right to delay payment of some or all Variable Compensation Payments, in whole or in part, upon such terms and conditions as the Committee in its discretion may determine. The Committee's decision regarding the delay in a Variable Compensation Payment shall be final and binding on all Participants and Beneficiaries.

Section 7:  Termination of Employment
     7.1 If a Participant's employment with the Corporation is terminated during a Plan Year, the Committee (with respect to any officers of the Corporation), and the Department (with regard to all other Participants) shall determine whether the Participant shall be entitled to a Variable Compensation Payment for such Plan Year and the amount of any such Variable Compensation Payment.
     7.2 A Participant whose employment with the Corporation is terminated for any reason shall be deemed to have terminated employment with the Corporation on the last day of the month in which the termination occurs.

Section 8:  Change of Position During a Plan Year
     8.1 If a Participant is reassigned to a different Eligible Position during a Plan Year, then the Variable Compensation Payment to such Participant shall be prorated based on the number of months and the performance of the Participant in each Position.
     8.2 A Participant who is assigned to an Eligible Position during a Plan Year, and continues to be a Plan Participant until the end of the calendar year, shall receive a Variable Compensation Payment based on the number of months and Participant's performance in the Position.
     8.3 If a Participant ceases to occupy an Eligible Position during a Plan Year and remains employed by the Corporation, then the Variable Compensation Payment to such Participant shall equal the amount which would have been granted to such Participant had such Participant not ceased to occupy an Eligible Position, multiplied by a fraction the numerator of which is the number of months that such Participant occupied an Eligible Position, and the denominator of which is 12.
     8.4 A Participant whose position changes during the Plan Year for any reason shall be deemed to have changed position on the last day of the month in which such change of position occurs.

Section 9:  Beneficiary Designation
     9.1 The beneficiary or beneficiaries designated by the Participant or deemed to have been designated by the Participant under the Savings Program shall be deemed to be the Participant's Beneficiary. If a Participant does not participate in the Savings Program or if a Participant does participate in the Savings Program and has not designated or been deemed to have designated a beneficiary thereunder, and such Participant dies without designating a Beneficiary, then the Variable Compensation Payment shall be distributed to the Participant's estate. If a Beneficiary does not survive the Participant, then the Participant's Variable Compensation Payment shall be distributed to the Participant's estate. If the Beneficiary of a deceased Participant survives the Participant, and dies before such Participant's Variable Compensation Payment is distributed, then such Variable Compensation Payment shall be distributed to the Beneficiary's estate.


Section 10:  General Provisions
     10.1 A Participant may not assign a Variable Compensation Payment without the Department's prior written consent. Any attempted assignment without such consent shall be null and void. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.
     10.2 The Plan is intended to constitute an unfunded incentive compensation arrangement for a select group of key management. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant's right to receive a Variable Compensation Payment shall be no greater than the right of an unsecured general creditor of the Corporation. All Variable Compensation Payments shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Variable Compensation Payments.
     10.3 Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Corporation, or affect the right of the Corporation to discharge a Participant.
     10.4 The Plan shall be construed and governed in accordance with the laws of the State of New York.

Section 11:  Amendment, Suspension, or Termination
     11.1 The Board reserves the right to amend, suspend, or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants or Beneficiaries to receive Variable Compensation Payments granted prior to such action.

Section 12:  Effective Date and Duration of Plan
     The Plan shall be effective beginning as of July 1, 1997 until and including the date of the annual meeting of shareholders of the Corporation in 2002.

                       UNION CARBIDE CORPORATION


                       By: /s/ M.A. Kessinger